EXHIBIT 23.4
CONSENT OF INDEPENDENT AUDITORS
We consent to the use in this Post-Effective Amendment No. 4 to the Registration Statement (No. 333-138444) of our reports dated March 9, 2007, relating to the statements of revenues and certain operating expenses for the MT Omaha property and the AS Katy property, our report dated April 10, 2007 relating to the statement of revenue and certain operating expenses for the MT Fairview Heights property, our report dated July 30, 2007 relating to the statement of revenues and certain operating expenses for the CNL portfolio, our report dated October 22, 2007 relating to the statement of revenues and certain operating expenses for the MT Broadview Property and our report dated January 30, 2008 relating to the statement of revenues and certain operating expenses for the Millstein Audit Properties (which reports on the statements of revenues and certain operating expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements), all appearing in the Prospectus, which is a part of this Registration Statement and to the reference to us under the heading “Experts” in such prospectus.
/s/ Deloitte & Touche LLP
Phoenix, Arizona
April 28, 2008